Exhibit 99.2

New Frontier Media Announces Settlement of Proxy Contest and Related Litigation

Special Committee of Company Board Continuing to Evaluate Strategic Alternatives

BOULDER, Colo., July 12, 2012 — New Frontier Media, Inc. (NasdaqGS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, today announced that it has entered into a settlement agreement with Longkloof Limited, Hosken Consolidated Investments Limited (Johannesburg Stock Exchange: HCI) and various associated parties to end Longkloof’s proxy contest related to the Company’s 2012 annual meeting of shareholders. The settlement also ends the related litigation between the Company and the Longkloof parties that was pending in the U.S. District Court for the District of Colorado.

Under the terms of the settlement agreement, the Longkloof parties, which beneficially own in the aggregate approximately 15.9% of the Company’s outstanding shares, have agreed to immediately terminate their proxy contest, withdraw their notice of intent to nominate four candidates for election to the Company’s Board, and not support, for the balance of 2012, any other person not recommended by the Company’s Board in seeking representation on the Company’s Board. In addition, the Longkloof parties have agreed to certain standstill restrictions through December 31, 2012 and New Frontier has agreed that if the Company does not engage in a sale, merger or similar change of control transaction by December 31, 2012, Longkloof will have the right to designate one person for appointment to the Company’s Board for a term expiring at the 2013 annual meeting of shareholders and, under certain circumstances, the Company will be obligated to include such designee on the slate of nominees presented by the Company to shareholders at the 2013 annual meeting of shareholders. As part of the settlement agreement, all pending litigation between New Frontier Media and the Longkloof parties will be dismissed by the parties without prejudice and without admission of any wrongdoing by any party. The full agreement will be included as an Exhibit to the Form 8-K that the Company will file with the Securities and Exchange Commission as required by applicable law.

As previously announced, a Special Committee of independent members of the Company’s Board is overseeing, with the assistance of its legal and financial advisors, a review of strategic alternatives to maximize shareholder value, which includes, but is not limited to, a potential sale of the Company.

In response to today’s announcement, the Special Committee of the Company’s Board of Directors stated, “We are pleased to have reached this mutually beneficial agreement with the Longkloof parties, and believe that this settlement, which avoids a potentially costly and distracting proxy contest and the related litigation, is in the best interests of New Frontier Media and our shareholders. With these matters now fully resolved, the Special Committee can concentrate entirely on its ongoing strategic review process, which encompasses evaluating, among other options, acquisition proposals received from the Longkloof parties and other parties.”

The Special Committee is proceeding with its comprehensive strategic alternatives review process in a timely and orderly manner and will complete the process in due course.  The Company cautions that there are no guarantees that the review process will result in a transaction or, if a transaction is approved by the Company’s Board, whether the terms or timing of such a transaction will be approved by shareholders.

Alston & Bird LLP and Avondale Partners, LLC are serving as legal and financial advisors, respectively, to the Special Committee.  Holland & Hart LLP is serving as legal advisor to New Frontier Media.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements.  In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the review by the New Frontier Media Board’s Special Committee of independent directors of potential strategic alternatives, the timing of such review, and the outcome of such review.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risks detailed in New Frontier Media’s filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q, or in information disclosed in public conference calls, the date and time of which are released in advance. These factors also include the risk that the strategic review process being conducted by the New Frontier Media Board’s Special Committee of independent directors may not result in a transaction. New Frontier Media is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

About New Frontier Media, Inc.

New Frontier Media is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via video on demand and pay per view technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, and please visit our web site at www.noof.com.

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

Special Committee for the Board of Directors Contact:

Andrew Cole / Jonathan Doorley

Sard Verbinnen & Co

(212) 687-8080

jdoorley@sardverb.com